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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                   FORM 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported):
                                 May 29, 1998



                                   DQE, Inc.
                                   ---------
            (Exact name of registrant as specified in its charter)



          Pennsylvania                     1-10290               25-159843
          ------------                     -------               ---------
 (State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
  incorporation or organization)                             Identification No.)



                    Cherrington Corporate Center, Suite 100
         500 Cherrington Parkway, Coraopolis, Pennsylvania  15108-3184
         -------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)



     Registrant's telephone number, including area code:   (412) 262-4700



                                      N/A
        (Former name or former address, if changed since last report.)
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Items 1-4.  Not applicable.


Item 5.  Other Events.

     On May 29, 1998, the Pennsylvania Public Utility Commission ("PUC") issued final orders on the stand-alone restructuring plan ("Stand-Alone Plan") filed by Duquesne Light Company ("Duquesne"), a wholly owned subsidiary of DQE, Inc. ("DQE"), and on the application for approval to merge and a restructuring plan ("Restructuring Plan") filed by DQE and Allegheny Energy, Inc. ("AYE").
The restructuring plans were filed in compliance with the Pennsylvania Electricity Generation Customer Choice and Competition Act ("Customer Choice Act"), which permits retail electric customers a choice of generation supplier and authorizes utilities to recover their known and measurable transition or stranded costs. The PUC's final orders are described below.

                     Order on Duquesne's Stand-Alone Plan.
                     -------------------------------------

     The PUC ordered a phase-in of customer choice under the following timetable: on January 1, 1999, 33% of the peak load of each customer class will be eligible for direct access; on January 2, 1999, 66% of the peak load of each customer class will be eligible for direct access; and on January 2, 2000, all customers will be eligible for direct access.

     With respect to stranded cost recovery, the PUC's order on Duquesne's Stand-Alone Plan approved Duquesne's proposal to auction its generating assets and use the proceeds to offset stranded costs. The remaining balance of such costs (with certain exceptions described below) would be recovered from ratepayers through a competitive transition charge ("CTC"). The order approves the auction only in the context of Duquesne's Stand-Alone Plan, not the Restructuring Plan associated with the merger with AYE (which is discussed below).

     By conducting the auction, Duquesne expects to recover (through the auction proceeds or the CTC), or avoid the incurrence of, all its stranded generation costs, with the exception being a $65 million disallowance (net present value, after tax) related to Duquesne's cold reserved units at the Phillips Power Station and Brunot Island Power Station. The PUC's final order also approves recovery of $339 million of the $357 million in regulatory assets claimed by Duquesne. The disallowed regulatory assets relate primarily to deferred coal costs under previously applied coal caps and deferred caretaker costs associated with the cold reserved units.

     Duquesne will account for the impacts of the PUC order by taking a charge to its earnings for the second quarter period ending June 30, 1998. This charge will reflect the disallowance associated with the investments in cold reserved units and the disallowance of a portion of the regulatory asset claim.

                  Order on Merger and Restructuring Plan Under the Merger.
                  -------------------------------------------------------

     The PUC's final order on the merger proceeding allows the transaction to be consummated but imposes certain conditions to be satisfied prior to closing. The conditions relate to the mitigation of market power through membership in an independent system operator ("ISO"), an entity that would operate the transmission facilities of Duquesne, AYE and other utilities in the region. The PUC order will allow DQE and AYE to satisfy this condition through their current membership in the Midwest ISO, but the PUC held that the Midwest ISO must be "fully functional" and it must satisfy seven criteria specified by the PUC before the merger is consummated.

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     DQE does not expect that these conditions can be satisfied within the time periods specified in the Merger Agreement. The Merger Agreement provides that either party may terminate the Agreement by October 5, 1998, if certain conditions have not been satisfied by that date or, if that date has been extended pursuant to the Agreement, closing has not occurred by April 5, 1999. The Midwest ISO is not expected to be fully operational until June 30, 2000. In addition, the Midwest ISO, as presently constituted and as proposed to the Federal Energy Regulatory Commission, does not meet the seven criteria specified by the PUC.

     There can be no assurance that the foregoing conditions will be modified on a timely basis. If the foregoing conditions are not removed, or alternative conditions acceptable to DQE are not adopted, in a timely manner, the merger may not be consummated.

     The PUC's final orders also addressed the companies' Restructuring Plan for the recovery of stranded costs by Duquesne and AYE's wholly owned utility subsidiary West Penn Power Company ("West Penn") in the event the merger is consummated. The order on the Restructuring Plan sets stranded costs using an administrative forecast of generation market values and costs. Applied to Duquesne, and compared to Duquesne's Stand-Alone Plan, this methodology results in the disallowance of an additional $370 million in stranded costs (net present value, pre-tax). The PUC order also reduces Duquesne's recoverable stranded costs by $152 million for estimated generation-related merger synergies and reduces distribution rates beginning January 1, 2000, by $15 million annually to reflect estimated distribution-related merger synergies.

     With respect to West Penn, the PUC's order disallows recovery of approximately $1 billion of West Penn's stranded cost claim (net present value, pre-tax). Of the disallowed amount, approximately $830 million relates to the impact of the administrative determination of generation market value and costs. The other disallowances relate to regulatory assets, non-utility generation and other transition costs. In addition, the PUC order reduces West Penn's recoverable stranded costs by $71 million for generation-related merger synergies and reduces distribution rates beginning January 1, 2000, by $9 million for distribution-related merger synergies. AYE has indicated that it will seek reconsideration and/or judicial review of the stranded cost disallowances.

     There can be no assurance that the disallowances associated with the merger and the Restructuring Plan will be modified by the PUC or on appeal. If the disallowances are not reversed on a timely basis, the merger may not be consummated.

     DQE presently is assessing the status of its proposed business combination with AYE in light of the recent orders issued by the PUC. In the event that such orders are not modified on a timely basis, DQE will determine whether, to the extent all conditions necessary to consummate the merger are not satisfied, any such conditions should be waived by DQE.

Items 6-9.  Not applicable.

                       __________________________________


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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                              DQE, Inc.
                                     ---------------------------
                                            (Registrant)



Date    June 12, 1998                   /s/ Morgan K. O'Brien
     --------------------            ------------------------------
                                              (Signature)
                                           Morgan K. O'Brien
                                      Vice President and Controller

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